EXHIBIT 23.2

CONSENT OF HASKELL & WHITE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cortex Pharmaceuticals, Inc. 2006 Stock Incentive Plan and 1996 Stock Incentive Plan, and the Mark A. Varney Non-Qualified Stock Option Agreement dated January 30, 2006, of our report dated February 3, 2006, with respect to the balance sheets of Cortex Pharmaceuticals, Inc. included in its Annual Report on Form 10-K as of December 31, 2005 and December 31, 2004 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended December 31, 2005 and the six months ended December 31, 2004, and with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

May 22, 2006